EXHIBIT 26(d)(4)

                          INDIVIDUAL LEVEL TERM RIDER

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                      PHL VARIABLE INSURANCE COMPANY
[logo]PHOENIX         A STOCK COMPANY
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INDIVIDUAL LEVEL TERM RIDER
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This rider is a part of the policy to which it is attached in consideration of the application and the Rider Charge as shown on the Schedule Pages of the policy. This rider is effective on the Rider Issue Date. Except as stated in this rider, it is subject to all of the provisions of the policy.

                              RIDER SPECIFICATIONS

POLICY NUMBER:                                  [9730000]

INSURED(S):                                     [John M. Doe]

RIDER ISSUE DATE:                               [April 1, 2007]

LEVEL TERM AMOUNT:                              [$500,000]

MAXIMUM LEVEL TERM FACE AMOUNT:                 [$2,000,000.]

MINIMUM LEVEL TERM FACE AMOUNT:                 [None]

MAXIMUM LEVEL TERM COVERAGE CHARGE:             [$111.25] per month

MAXIMUM LEVEL TERM COST OF INSURANCE CHARGE:    Maximum monthly rates per $1,000
                                                of Net Amount at Risk are shown
                                                in [Section 2] of the policy.
*LEVEL TERM SURRENDER CHARGE TABLE:

                             POLICY              LEVEL TERM
                              YEAR            SURRENDER CHARGE
                              ----            ----------------
                              [1                  $16,558
                               2                  $16,223
                               3                  $15,886
                               4                  $15,549
                               5                  $15,210
                               6                  $14,871
                               7                  $14,531
                               8                  $14,191
                               9                  $13,850
                               10                 $13,509
                               11                 $13,169
                               12                 $12,828
                               13                 $12,487
                               14                 $12,146
                               15                 $11,805
                               16+                  $0]

*This Level Term Surrender Charge Table applies to the Level Term Amount shown in the Rider Specifications.




07LTR                                  1
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RIDER BENEFIT
This optional benefit rider provides an additional insurance amount which is level term life insurance. On receiving due proof of death and while this benefit is in force, we will pay the Level Term Amount, shown in the Rider Specifications, to the same beneficiary and in the same manner as the proceeds payable under your policy


REDUCTION OF THE FACE AMOUNT
If you request a reduction in the Face Amount or if there is a reduction in the Face Amount as the result of a Death Benefit Option change, the reduction will be implemented by first reducing any rider amount, followed by the additional Coverage Layers, if any, in the reverse order that they were added, followed by the initial Coverage Layer. Any such decrease will be effective on the Monthly Calculation Date following our receipt of your request.


MONTHLY DEDUCTIONS
The Monthly Deduction for this rider for any Policy Month, that will be deducted from your Policy Value, consists of the Level Term Coverage Charge and the Cost of Insurance charge as described below. The Level Term Coverage Charge will not exceed the Maximum Level Term Coverage Charge shown in the Rider Specifications.

COST OF INSURANCE
The rates for the Cost of Insurance Charge as of the Rider Issue Date are based on the sex, if applicable, Age, Risk Classification, Face Amount, Level Term Amount, Net Amount at Risk, applicable rider values and duration that the coverage has been in force for the Insured.

We will review our cost of insurance rates for this rider on the same basis and frequency as we do for the cost of insurance rates for the policy to which it is attached.

MISSTATEMENTS
If the Age or sex of the Insured has been misstated, we will adjust the Level Term Amount to that which would have been purchased at the correct Age or sex by the most recent Cost of Insurance Charge.

SUICIDE EXCLUSION
If the Insured, whether sane or insane, dies by suicide within two years from the Rider Issue Date, (or within two years from any reinstatement of this rider) and while the rider is in force, our liability shall be limited to the Monthly Deductions made for this rider.


INCONTESTABILITY
This rider shall be incontestable after it has been in force during the Insured's lifetime for two years from the Rider Issue Date except for fraud, or any provision for reinstatement or rider change requiring evidence of insurability. In the case of reinstatement the incontestable period shall be two years from the effective date of such reinstatement.

While insurance is contestable, we may either rescind the insurance or deny a claim on the basis of:

1. a misstatement in the application or supplemental application for the policy; or

2. a misstatement in the reinstatement application if there has been a reinstatement of this rider.


WITHDRAWALS
When a withdrawal is made from the policy, the Policy Value will be reduced by the sum of the following:

 1.  the withdrawal amount paid.

 2. a pro-rata Surrender Charge based on the Policy Year and amount of the withdrawal.

Any reduction in Face Amount as a result of a withdrawal will be implemented by first reducing any rider term amount, followed by the additional Coverage Layers, if any, in the reverse order that they were added, followed by the initial Coverage Layer.



07LTR                                  2
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REINSTATEMENT
If the policy terminates in accordance with the Grace Period provision in the policy, and it is reinstated in accordance with the reinstatement provision of the policy, you may reinstate this rider at that same time. The Level Term Amount of this rider once it is reinstated will be equal to the Level Term Amount of this rider on the date of termination.

MONTHLY RIDER CHARGE
The monthly charge for coverage under this rider is included in and part of the monthly deduction for the policy. It is deducted on each Monthly Calculation Date until coverage under this rider terminates.

NO LAPSE GUARANTEE
If a No Lapse Guarantee is included with your policy it will apply to this benefit.

TERMINATION OF THIS RIDER
This rider and all rights provided under it will terminate upon the earliest of the following dates:

1.  the date we receive your written request to cancel this rider;

2. the date the decrease in the Face Amount of the policy reduces the Level Term Amount to zero

3.  the date the policy terminates.


                         PHL VARIABLE INSURANCE COMPANY

                              [ /s/John H. Beers ]

                                   [Secretary]







07LTR                                  3